Exhibit 5.1

October 8, 2024

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Ladies and Gentlemen:

We have acted as counsel to Scilex Holding Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated October 7, 2024 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-276245) originally filed with the Commission under the Act on December 22, 2023, as amended by Amendment No. 1 thereto filed with the Commission under the Act on January 8, 2024 (as amended, the “Registration Statement”), and the related prospectus, dated January 11, 2024, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of: (1) up to $50,000,000 aggregate principal amount of the Company’s Tranche B Senior Secured Convertible Notes (the “Notes”) convertible into 48,076,923 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (2) common stock warrants (the “Common Warrants”) to purchase up to an aggregate of 7,500,000 shares of Common Stock (the “Common Warrant Shares”), (3) 2,197,802 shares of Common Stock issued as compensation to the placement agents (the “Placement Agent Shares”), and (4) placement agent warrants (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”) to purchase up to an aggregate of 3,669,724 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Common Warrant Shares, the “Warrant Shares”). The Notes and the Common Warrants are being sold to the investors named in, and pursuant to, a securities purchase agreement, dated as of October 7, 2024, among the Company and such investors (the “Securities Purchase Agreement”). The Placement Agent Shares and the Placement Agent Warrants are being issued to the placement agents named in, and pursuant to, an engagement agreement, dated as of March 22, 2024 (as supplemented by letter agreements, dated April 23, 2024, and October 4, 2024, the “Engagement Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Securities Purchase Agreement, the Engagement Agreement, the form of Notes, the form of Common Warrant, the form of Placement Agent Warrant, the Company’s Restated Certificate of Incorporation, and the Company’s Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and

October 8, 2024

completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Securities Purchase Agreement, the Engagement Agreement and the Notes are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that they have not been amended or terminated orally or in writing; (viii) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; (ix) that each of the parties (other than the Company) to the Notes is a validly existing entity in the jurisdiction of its organization, in good standing in each applicable jurisdiction and has the power and authority to execute and deliver, and to perform its obligations under, the Notes to the extent a party thereto and that such execution, delivery and performance does not violate any provision of the certificate of incorporation (or equivalent formation document) of each such party (other than the Company); (x) that upon the conversion of the Notes, and upon the exercise of any Warrant, in whole or in part, there will be a sufficient number of authorized and unissued shares of Common Stock that were not previously subscribed for, reserved or otherwise committed to be issued available for issuance upon any such exercise or conversion; (xi) that the consideration received by the Company as a result of any conversion of any Notes or the exercise of any Warrants will have a value at least equal to the aggregate par value of the shares of Common Stock issued in connection with such conversion or exercise; and (xii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Notes, when duly executed and delivered by the Company and issued and delivered to the purchasers thereof against payment therefor in accordance with the Securities Purchase Agreement, will constitute legally binding obligations of the Company, (ii) the Warrants, when issued and sold against payment therefor in accordance with the Securities Purchase Agreement, will be valid and binding obligations of the Company, (iii) the Conversion Shares, when issued by the Company upon conversion of the Notes, delivered and paid for in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable, (iv) the Placement Agent Shares, when issued and sold against payment therefor in accordance with the Engagement Agreement, will be validly issued, fully paid and nonassessable, and (v) the Warrant Shares, when issued by the Company upon exercise of the Warrants, delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

October 8, 2024

The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

A. They are limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including without limitation fraudulent transfer or fraudulent conveyance laws and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

B. No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Notes insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes or with respect to the acceptance by a federal court located in the State of New York of jurisdiction of a dispute arising under the Notes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Notes (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Notes.

C. No opinion is expressed herein with respect to the validity, legally binding effect or enforceability of any provision in the Notes that requires or relates to adjustments to the conversion price at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP